Exhibit 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF (I) SUCH REGISTRATION OR (II) AN EXEMPTION THEREFROM AND, IF REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

SENIOR PROMISSORY NOTE

SPN –

$	December 27, 2019

For value received, General Moly, Inc., a Delaware corporation (the “Company”), promises to pay to the order of              and its permitted assigns (the “Holder”), the principal sum of                                      DOLLARS ($            ) (the “Principal Amount”). This Note is issued as part of a series of senior unsecured promissory notes of like tenor (collectively, the “Senior Promissory Notes”) pursuant to the Exchange and Subscription Agreement dated as of December 27, 2019 between the Company and the various purchasers party thereto (as amended, modified, restated or replaced from time to time, the “Subscription Agreement”). All defined terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Subscription Agreement.  Interest shall accrue from the date of this Note on the Principal Amount (or such portion thereof which has not been prepaid by the Company with the consent of the Holder (the “Unpaid Principal Amount”)) at a rate (the “Minimum Coupon Rate”) equal to 12.00% per annum (the “Minimum Coupon”), payable quarterly.

1.             Maturity.  Unless redeemed pursuant to Section 4, this Note will automatically mature and be due and payable on December 26, 2022 (the “Maturity Date”).  At the Maturity Date, an amount equal to the Unpaid Principal Amount and all accrued but unpaid Minimum Coupon through the date of payment shall be due and payable to the Holder.

2.             Interest Payments.  The Minimum Coupon shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (or the next Business Day (as defined below) thereafter if such date is not a Business Day), and on the Maturity Date, commencing on March 31, 2020. Interest shall be computed based on a year of 12 30-day months and the number of days actually elapsed.  Subject to the provisions of Section 6 below, any portion of the Minimum Coupon that is due and payable shall bear interest at the rate of 12.00% per annum compounded annually.  For purposes of this Note, a “Business Day” means any day except a Saturday, Sunday or any other day on which The Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed. All interest payments shall be payable in cash.

3.             Priority of Payments. All payments of principal and interest to be made in cash in accordance with the terms of this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such domestic account as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the Minimum Coupon then due and payable, and the remainder applied to principal.

4.             Redemption.

(a)           Optional Redemption At The Company’s Election. The Company shall have the right to redeem this Note at any time, in whole or in part, in exchange for a cash payment equal to the sum of (i) 101% of the Unpaid Principal Amount, and (ii) all accrued but unpaid Minimum Coupon through the date of redemption.  Any redemption pursuant to this Section 4(a) that is less than a full redemption of all Senior Promissory Notes shall be effected on a pro rata basis across all such notes in the series.

(b)           Mandatory Redemption. At such time as proceeds are available to the Company or a Subsidiary from (i) any Project Financing (as defined below), or (ii) from a Supplemental Financing to the extent resulting in a mandatory redemption as provided for in Section 6 (items (i) through (ii) above are collectively referred to herein as “Proceeds”), the Company shall redeem this Note for the sum of (x) Unpaid Principal Amount plus all accrued but unpaid Minimum Coupon through the date of redemption, and (y) the present value of the remaining scheduled interest payments discounted to the Maturity Date at the Treasury Rate plus 25 basis points.  For purposes of this Note, a “Project Financing” shall mean the completion of an equity and/or debt offering by the Company or any of its Subsidiaries which raises in the discretion of the Company’s Board of Directors sufficient capital in equity and/or debt to commence construction of the Mount Hope Mine and to cover costs and expenditures during the construction period.  In the event that any Proceeds are not sufficient in size for the Company to redeem all outstanding Notes of the same series pursuant to this Section 4(b), the Company shall effect the redemption mandated pursuant to this Section 4(b) on a pro rata basis among all such Notes.  For purposes of this Note, “Proceeds” shall not include (i) any distribution to the Company relating to the release of restricted cash held at a subsidiary of the Company, or (b) the return to the Company of any amounts held by third parties as escrowed funds or as deposits.  For purposes of this Section 4, “Treasury Rate” means, as of any date of determination, as determined by the Company, the annual percentage yield on U.S. Treasury securities maturing a number of years from such date of determination that is closest to the remaining term on this Note (the “Annual Treasury Instrument Yield”).  For example, if the Treasury Rate is calculated as of a point in time when the Maturity Date is approximately one (1) year from such date, then the Treasury Rate shall be calculated with reference to the annual percentage yield on U.S. Treasury securities maturing one (1) year from such date of determination.  In such instance, if no such instruments mature exactly one (1) year from such date of determination, the Company shall interpolate the Annual Treasury Instrument Yield on a straight-line basis using the yield on the instrument whose maturity date most closely precedes the first (1st) yearly anniversary of such date of determination, and the yield on the instrument whose maturity date most closely succeeds the second (1st) yearly anniversary of such date of determination.  The Company shall base its determination of the Annual Treasury Instrument Yield on the yield on U.S. Treasury instruments, as published in The Wall Street Journal (or, if The Wall Street Journal is not then being published or if no such reports are then being published in The Wall Street Journal, as reported in another public source of information nationally recognized for accuracy in the reporting of the trading of governmental securities).

(c)           Reorganization, Etc. If after the date hereof there is a capital reorganization, reclassification of the Common Stock, consolidation or merger of the Company or a Subsidiary with another corporation or entity, sale of all or substantially all of the Company’s or a Subsidiary’s assets or similar transaction in which the holders of the Company’s or such Subsidiary’s Common Stock or other securities are entitled to receive stock, securities or assets with respect to or in exchange for such Common Stock or other securities (each such event, a “Fundamental Change”), then immediately after the Fundamental Change, the Company shall redeem this Note for the sum of (x) Unpaid Principal Amount plus all accrued but unpaid Minimum Coupon through the date of redemption, and (y) the present value of the remaining scheduled interest payments discounted to the Maturity Date at the Treasury Rate plus 25 basis points.  The Company shall provide Holder an Event Notice of the Fundamental Change in accordance with the requirements of Section 11 below.  In the event that the Company lacks sufficient assets to redeem all outstanding Notes of the same series pursuant to this Section 4(c), the Company shall effect the redemption mandated pursuant to this Section 4(c) on a pro rata basis among all such Notes, and shall, as a condition to such Fundamental Change, undertake (or obtain the agreement of the surviving person or entity in the Fundamental Change) to repay all remaining unredeemed amounts as promptly as reasonably possible.

(d)           Redemption Procedures.  In the event of a redemption pursuant to Sections 4(a), (b) or (c) above, the Company shall provide the holders of all Senior Promissory Notes with a Notice of Redemption at least 10 days before the date for redemption specified in such notice of redemption (the “Redemption Date”), which Notice shall also set forth whether the Note is to redeemed in whole or in part, and the amount of Proceeds available for redemption, if applicable. Once a Notice of Redemption is provided by the Company (i) this Note, or the applicable portion thereof, will become due and payable on the Redemption Date, and, if the Note is redeemed in full on the Redemption Date, the Holder shall surrender this Note to the Company, and (ii) the Company shall pay the Holder the appropriate redemption amount, as specified in Sections 4(a), (b) or (c) above. On and after the Redemption Date, if this Note is redeemed in full, interest will cease to accrue on this Note unless the Company defaults in the payment of the redemption price and accrued interest.

5.             Senior Ranking.  This Note shall rank senior to all other indebtedness of the Company of any kind and all other debt and equity securities of the Company incurred before the date of this Note (collectively, such indebtedness and securities are referred to herein as the “Junior Securities”).  Notwithstanding the foregoing, the Company may incur additional indebetness which is junior to, pari passu with or senior to this Note, including a Project Financing or a Supplemental Financing (as hereinafter defined) and, to the extent required in connection with a Project Financing or Supplemental Financing, the Holder agrees to execute and deliver, in the name and on behalf of the Holder, any documents or assurances and to take any other actions reasonably requested of the Company in furtherance of the Project Financing or Supplemental Financing.  For the avoidance of doubt, the Company is obligated to redeem the Senior Promissory Notes upon availability of proceeds from a Project Financing pursuant to Section 4(b) above or as required in connection with a Supplemental Financing pursuant to Section 6.  Upon any liquidation, dissolution or winding up of the Company, the Holder shall be entitled to be paid, before any distribution or payment is made to any Junior Securities, an amount in cash equal to outstanding principal balance of this Note, together with accrued and unpaid interest thereon.

6.             Supplemental Financing; Interest Rate Adjustment.  For the purposes of this Note, a “Supplemental Financing” shall be a financing transaction completed after the date hereof pursuant to which the Company issues debt securities that by their terms are senior to the series of notes to which this Note is a part.  For purposes of this Note, the “Threshold Amount” means an amount equal to five million dollars ($5,000,000), plus (a) any amounts paid by the Company (including fees and expenses incurred by the Company) in order to redeem any of its 13% Senior Promissory Notes that are issued in connection with the issuance of the Senior Promissory Notes in accordance with their existing terms, and minus (b) any amounts received by the Company from AMER International Group Co., Ltd. (the “AMER Proceeds”), net of any fees and expenses incurred by the Company in connection with the receipt of the AMER Proceeds.  In the event that any Supplemental Financing (net of the fees and expenses incurred in connection with such Supplemental Financing) is completed for less than the Threshold Amount, then the interest rate set forth in Section 2 shall be increased to 14.00% per annum compounded annually.  In the event that the amount of any Supplemental Financing (net of the fees and expenses incurred in connection with such Supplemental Financing) exceeds the Threshold Amount, then (i) one half of the amount of such excess shall be used to redeem all Senior Promissory Notes, on a pro rata basis, in accordance with the provisions of Section 4, and (ii) the interest rate set forth in Section 2 that is applicable to all remaining Senior Promissory Notes following such redemption shall be increased to 13.00% per annum compounded annually.

7.             Security.  This Note shall be unsecured.

8.             Events of Default.

(a)           An “Event of Default” shall exist if any of the following occurs:

(i)            Failure to pay the Minimum Coupon (including any accrued Minimum Coupon) for more than fifteen (15) days after such payment date; or

(ii)           Failure to pay principal of, or interest (other than the Minimum Coupon) on, this Note on or before the date such payment is due, and such failure continues for fifteen (15) days; or

(iii)          (A) The Company shall commence a voluntary case concerning the Company under the federal Bankruptcy Code; or (B) an involuntary bankruptcy case is commenced against the Company and the petition is not controverted within ten (10) Business Days, or is not dismissed within sixty (60) days, after commencement of the case; or (C) the Company commences any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; or (D) the Company is adjudicated insolvent or bankrupt; or (E) the Company makes a general assignment for the benefit of creditors.

(b)           Remedies.

(i)            Upon the occurrence and during the continuance of any Event of Default described in Section 8(a) above, the Holder may, by notice to the Company, (i) declare the Unpaid Principal Amount of, and any and all accrued but unpaid Minimum Coupon on, this Note to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without, to the extent permitted by applicable law, presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Company; and (ii) exercise any and all other remedies available at law or in equity.

(ii)           Upon the occurrence of an Event of Default, the Unpaid Principal Amount shall automatically bear interest at the rate of five percent (5%) per annum in excess of the then-current interest rate from the date the Event of Default occurs until the Event of Default is cured.

9.             Transfer; Successors and Assigns.

(a)           The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. This Note may not be Transferred by either party, in whole or in part, without the consent of the other party.

(b)           Subject to the preceding paragraph, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company. Thereupon, a new Note (or Notes, if less than all of the Holder’s rights to this Note are transferred) for the same Principal Amount and interest (in the aggregate) will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note (and the Holder is the initial registered holder of this Note).

10.          Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. The Parties hereto hereby agree to be subject to the exclusive personal jurisdiction in the federal and state courts of the State of New York located in New York City, New York and any award which may be enforced in regard to this Agreement may be enforced in such federal and state courts of the State of New York. Each of the Parties hereto hereby agrees to irrevocably and unconditionally waive trial by jury in any judicial proceeding between or among the Parties arising out of or related to the Transactions.

11.          Notices.  Any notice required or permitted to be given under this Agreement by any party shall be sufficiently given if delivered either (a) by electronic mail at such party’s electronic email address set forth below, or (b) by nationally recognized overnight express company, at such party’s physical address set forth below.  All such notices and other communications shall, when mailed by means of any nationally recognized overnight express company, be effective when delivered to the notice address (as evidenced by any signature for delivery at the notice address), or, if sent by electronic mail during the recipient’s normal business hours, when such notice is sent, and if such notice is sent by electronic mail after the recipient’s normal business hours, then on the next day. Either party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 11.

12.          Amendments and Waivers. Any term of this Note (other than terms of this Note related to the payment of principal and interest under this Note) may be amended only with the written consent of the Company and holders of Senior Promissory Notes representing, in the aggregate, a majority of the then-outstanding principal amount of the Senior Promissory Notes. Any amendment or waiver effected in accordance with this Section 12 shall be binding upon the Company, the Holder and each transferee of this Note.

13.          Waivers. Demand, presentment, notice, notice of demand, notice for payment, protest and notice of dishonor are hereby waived by the Company. The Holder will not be deemed to waive any of its rights under this Note unless its waiver is in writing and signed by the Holder. No delay or omission by the Holder in exercising any of its rights will operate as a waiver of its rights. A waiver in writing on one occasion will not be construed as a consent to or a waiver of any of the Holder’s right to remedy on any future occasion.

14.          Usury. Notwithstanding any provision of this Note, Holder does not intend to charge and the Company shall not be required to pay any amount of interest or other charges in excess of the maximum permitted by applicable law.  Any payment in excess of such maximum shall be refunded to the Company or credited against principal, at the option of the Holder.

15.          Intercreditor Agreement. This Note is subject to the terms of an Intercreditor Agreement dated as of December 27, 2019, by and among all Holders of Senior Promissory Notes

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This Promissory Note is duly authorized and is executed and delivered by the Company as of the date first written above.

GENERAL MOLY, INC.

By:
Name:
Title:

Address for notices:

General Moly, Inc.
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Attention: Bruce D. Hansen
Telephone: (303) 928-8599
Email: bhansen@generalmoly.com

with a copy to:

Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attention: Charles D. Maguire, Jr.
Telephone: (303) 866-0550
Email: charles.maguire@bryancave.com

AGREED TO AND ACCEPTED:

, as the Holder

By:
Name:
Title:

Address for notices:

Attention:
Telephone: ( )
Email: